UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

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Silk Road Medical, Inc.
(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1213 Innsbruck Drive
Sunnyvale, California 94089

August 28, 2024

AMENDMENT TO THE PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD VIRTUALLY VIA WEBCAST ON THURSDAY, SEPTEMBER 5, 2024

This amendment, dated August 28, 2024 (which we refer to as this “amendment”), amends and supplements the definitive proxy statement on Schedule 14A, dated July 29, 2024 (as it may be amended or supplemented from time to time, the “Proxy Statement”), filed by Silk Road Medical, Inc. (“Silk Road” or the “Company”). Terms used in this amendment that are not defined have the meaning given to them in the Proxy Statement. The Proxy Statement contains information regarding the Agreement and Plan of Merger, dated June 17, 2024 (as it may be amended from time to time, the “Merger Agreement”), by and among Silk Road, Boston Scientific Corporation, a Delaware corporation (which we refer to as “Boston Scientific”) and Seminole Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Boston Scientific (which we refer to as “Merger Sub”), pursuant to which Merger Sub will merge with and into Silk Road (which we refer to as “Merger”), with Silk Road surviving the merger and becoming a wholly owned subsidiary of Boston Scientific.

The purpose of this amendment is to provide supplemental information concerning the Merger (which we refer to as the “Supplemental Disclosures”). Except as described in this amendment, the information provided in the Proxy Statement continues to apply. All paragraph headings and page references used herein refer to the headings and pages in the Proxy Statement before any additions or deletions resulting from the Supplemental Disclosures or any other amendments. The Supplemental Disclosures are identified below by bold, underlined text. ~~Stricken-through~~ text shows text being deleted from a referenced disclosure in the Proxy Statement. If information in the Supplemental Disclosures differs from or updates information contained in the Proxy Statement, then the information in the Supplemental Disclosures is more current and supersedes the different information contained in the Proxy Statement. THIS AMENDMENT AND THE SUPPLEMENTAL DISCLOSURES SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT AND THE PROXY STATEMENT SHOULD BE READ IN ITS ENTIRETY.

Explanatory Note

As of the date of this amendment, Silk Road is aware of two complaints (which we refer to collectively as the “complaints”) that have been filed by purported stockholders of Silk Road in New York state court against Silk Road and members of the Board, captioned Williams v. Silk Road Medical, Inc. et al., Index No. 654225/2024, filed on August 19, 2024, and Kent v. Silk Road Medical, Inc. et al., Index No. 654244/2024, filed on August 20, 2024.  The complaints each assert claims against the defendants for (i) negligent misrepresentation and concealment and (ii) negligence, allegedly in violation of New York law, for issuing a Proxy Statement that contains allegedly false and misleading statements of facts and omissions of material facts. The complaints each seek, among other relief, to enjoin Silk Road from proceeding with the Merger unless and until Silk Road cures certain alleged disclosure deficiencies in the Proxy Statement. Silk Road believes that the complaints are without merit.

In addition to the complaints, as of the date of this amendment, Silk Road has received 12 demand letters on behalf of purported stockholders alleging that the Proxy Statement omits certain purportedly material information in violation of federal securities laws. These demand letters request additional disclosures in advance of the Special Meeting.

While Silk Road believes that the disclosures set forth in the Proxy Statement comply fully with all applicable law and denies the allegations in the pending complaints described above, in order to moot plaintiffs’ disclosure claims, avoid possible expense and nuisance and business delays, and provide additional information to its stockholders, Silk Road has determined voluntarily to supplement certain disclosures in the Proxy Statement related to these demands and plaintiff stockholders’ claims with the Supplemental Disclosures. Nothing in the Supplemental Disclosures shall be deemed an admission of the legal merit, necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, Silk Road specifically denies all allegations in the complaints described above that any additional disclosure was or is required or material. The Supplemental Disclosures will not affect the timing of the special meeting.

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Background of the Merger

The following bolded and underlined language is added to page 36 of the Proxy Statement in the section with the heading “Background of the Merger”:

On November 2, 2023, Silk Road publicly announced that Mr. McKhann had been appointed chief executive officer of Silk Road. The Silk Road Board selected Mr. McKhann to succeed as chief executive officer of Silk Road based on his qualifications and experience serving as an executive officer of companies in the medical device industry, including his experience leading the growth of these companies in that capacity; Mr. McKhann was not selected specifically to facilitate a sale of Silk Road to Boston Scientific based on his experience serving as chief executive officer of a company that was acquired by Boston Scientific in 2023 or his prior employment role with Boston Scientific, which employment ended in April 2010. The Silk Road Board was aware of Mr. McKhann’s prior employment with Boston Scientific, and did not view such prior employment as a conflict of interest in connection with Silk Road’s solicitation of acquisition proposals from Boston Scientific and other potential acquirers or the negotiation of, or entry into, the merger agreement.

The following bolded and underlined language is added to page 37 of the Proxy Statement in the section with the heading “Background of the Merger”:

To provide assistance to, and oversight of, Silk Road management in its discussions with Boston Scientific, as well as in view of the possibility that the Silk Road Board could elect to undertake a broader review of strategic alternatives in connection with discussions with Boston Scientific, the Silk Road Board established a Transaction Committee of the Silk Road Board (which we refer to as the “Transaction Committee”) composed of Kevin Ballinger, Mr. Lasersohn and Ms. Weatherman (with Mr. Lasersohn serving as the chairman of the Transaction Committee). The Transaction Committee was formed in the light of the benefits, convenience and efficiency of having a subset of directors oversee any process of considering strategic alternatives in the context of (1) the potentially significant workload that could be involved in any decision by Silk Road to evaluate strategic alternatives; and (2) the possibility that Silk Road management and Silk Road’s advisers would need feedback and direction on relatively short notice. The Transaction Committee was not formed due to any actual or perceived conflict of interest of any director or officer of Silk Road. The Silk Road Board was aware of Mr. Ballinger’s prior employment with Boston Scientific, which ended in July 2020, and did not view such prior employment as a conflict of interest in connection with Silk Road’s solicitation of acquisition proposals from Boston Scientific and other potential acquirers or the negotiation of, or entry into, the merger agreement. The Silk Road Board delegated to the Transaction Committee, on a non-exclusive basis, the authority to, among other things, explore, review, evaluate and negotiate a possible sale of Silk Road. The Silk Road Board retained the authority to approve any definitive agreements with respect to a possible sale of Silk Road. The Silk Road Board did not condition a sale of Silk Road on the affirmative recommendation or approval of the Transaction Committee. It was also understood that the Silk Road Board would continue to have an active role in the consideration of strategic alternatives, and that the Transaction Committee would update and seek input from the Silk Road Board as appropriate. The Silk Road Board did not provide for the payment of any compensation to the members of the Transaction Committee in consideration of their service on the committee (other than their ordinary course compensation as members of the Silk Road Board).

Opinion of BofA Securities, Inc.

The following bolded and underlined language is added to, and the language stricken is deleted from, pages 48-49 of the Proxy Statement in the section with the heading “Summary of Material Company Financial Analyses—Selected Publicly Traded Companies Analyses”:

BofA Securities reviewed publicly available financial and stock market information for Silk Road and the ~~following~~ seven selected publicly traded medical device companies listed in the table below, which BofA Securities considered, in its professional judgment and experience, to be most relevant to its analysis, in each case, when viewed as a whole based on each company’s financial, operating and other characteristics.~~:~~
~~•          iRhythm Technologies, Inc.~~
~~•          Tandem Diabetes Care, Inc.~~
~~•          Inari Medical, Inc.~~
~~•          AtriCure, Inc.~~
~~•          Si-Bone, Inc.~~
~~•          Paragon 28, Inc.~~
~~•          Treace Medical Concepts, Inc.~~

BofA Securities reviewed, among other information, enterprise values for each of the selected publicly traded companies and for Silk Road (calculated for each as equity value based on closing share prices of the applicable selected company on June 17, 2024, plus debt and debt-like items, preferred equity and non-controlling interest (as applicable), and less cash and cash equivalents (each, as applicable)) as a multiple of estimated revenue for calendar years 2024 and 2025, for the applicable company. Financial data of the selected publicly traded companies were based on public filings and publicly available Wall Street research analysts’ estimates published by FactSet as of June 17, 2024. Financial data of Silk Road was derived from the Silk Road Long-Range Plan and equity information provided by Silk Road management, as well as publicly available Wall Street research analysts’ estimates published by FactSet as of June 17, 2024.

~~The overall low to high enterprise value to estimated revenue multiples for calendar year 2024 observed for the selected publicly traded companies were 1.62x to 5.73x (with a mean of 3.11x and a median of 2.62x). The overall low to high enterprise value to estimated revenue multiples for calendar year 2025 observed for the selected publicly traded companies were 1.45x to 4.85x (with a mean of 2.68x and a median of 2.22x).~~

The results of this review were as follows:

Company	Enterprise Value to Estimated 2024 Revenue Multiples	Enterprise Value to Estimated 2025 Revenue Multiples
iRhythm Technologies, Inc.	5.73x	4.85x
Tandem Diabetes Care, Inc.	3.32x	2.98x
Inari Medical, Inc.	4.22x	3.57x
AtriCure, Inc.	2.04x	1.79x
Si-Bone, Inc.	2.62x	2.22x
Paragon 28, Inc.	2.25x	1.91x
Treace Medical Concepts, Inc.	1.62x	1.45x
Mean	3.11x	2.68x
Median	2.62x	2.22x

BofA Securities noted that the enterprise value to estimated revenue multiple for calendar year 2024 observed for Silk Road was (i) 4.53x based on Wall Street research analysts’ estimates and the closing price per share of Silk Road common stock on June 17, 2024, which was the last trading day before the announcement of the merger, (ii) 4.22x based on the Silk Road Long-Range Plan and the closing price per share of Silk Road common stock on June 17, 2024, (iii) 5.91x based on Wall Street research analysts’ estimates and the merger consideration and (iv) 5.51x based on the Silk Road Long-Range Plan and the merger consideration. BofA Securities also noted that the enterprise value to estimated revenue multiple for calendar year 2025 observed for Silk Road was (i) 4.07x based on Wall Street research analysts’ estimates and the closing price per share of Silk Road common stock on June 17, 2024, (ii) 3.57x based on the Silk Road Long-Range Plan and the closing price per share of Silk Road common stock on June 17, 2024, (iii) 5.31x based on Wall Street research analysts’ estimates and the merger consideration and (iv) 4.66x based on the Silk Road Long-Range Plan and the merger consideration.

Based on BofA Securities’ review of the enterprise values to estimated revenue multiples observed for the selected publicly traded companies and on its professional judgment and experience, BofA Securities applied (i) a multiple reference range of 2.50x to 5.00x to the estimate of calendar year 2024 revenue for Silk Road reflected in the Silk Road Long-Range Plan and (ii) a multiple reference range of 2.00x to 4.25x to the estimate of calendar year 2025 revenue for Silk Road reflected in the Silk Road Long-Range Plan, in each case, to calculate ranges of implied enterprise values for Silk Road. BofA Securities then calculated implied equity value per share reference ranges for Silk Road (rounded to the nearest $0.05) by adding to these ranges of implied enterprise values an estimate of Silk Road’s net cash of approximately $99 million as of June 30, 2024, as provided by Silk Road management, and dividing the ~~results~~ range of implied enterprise values that resulted from the application of the 2024 revenue multiples by a number of fully-diluted shares of Silk Road common stock outstanding ranging from approximately 45.56 million to 45.98 million and the range of implied enterprise values that resulted from the application of the 2025 revenue multiples by a number of fully-diluted shares of Silk Road common stock outstanding ranging from approximately 45.53 million to 45.98 million (in each case, calculated on a treasury stock method basis, based on information provided by Silk Road management).

The following bolded and underlined language is added to, and the language stricken is deleted from, pages 49-50 of the Proxy Statement in the section with the heading “Summary of Material Company Financial Analyses—Selected Precedent Transactions Analysis”:

BofA Securities reviewed, to the extent publicly available, financial information relating to the ~~following~~ selected transactions listed in the table below involving acquisitions of publicly traded companies in the medical device industry announced since 2016, which BofA Securities considered, in its professional judgment and experience, to be most relevant to its analysis, in each case, when viewed as a whole based on transaction type, size, the target company’s financial and operating profile, and other characteristics.~~:~~

~~Announcement Date~~	~~Acquiror~~	~~Target~~
~~January 12, 2021~~	~~Steris plc~~	~~Cantel Medical Corporation~~
~~December 18, 2020~~	~~Koninklijke Philips N.V.~~	~~Biotelemetry, Inc.~~
~~November 4, 2019~~	~~Stryker Corporation~~	~~Wright Medical Group N.V.~~
~~August 7, 2017~~	~~Fresenius Medical Care AG~~	~~NxStage Medical, Inc.~~
~~December 2, 2016~~	~~Teleflex Incorporated~~	~~Vascular Solutions, Inc.~~
~~June 7, 2016~~	~~Zimmer Biomet Holdings, Inc.~~	~~LDR Holding Corporation~~
~~February 1, 2016~~	~~Stryker Corporation~~	~~Sage Products LLC~~

BofA Securities reviewed the enterprise values implied for each target company (calculated as equity value based on the consideration payable in the selected transaction, plus debt and non-controlling interest (each, as applicable), and less cash and cash equivalents (as applicable) each as publicly disclosed prior to the announcement of the applicable transaction), as a multiple of the target company’s revenues for the twelve months immediately following the applicable transaction (the “NTM Revenue”). Financial data relating to each of the selected transactions and target companies were based on public filings and publicly available Wall Street research analysts’ estimates. ~~The overall low to high enterprise value to NTM Revenue multiples of the target companies in the selected transactions were 3.65x to 5.40x (with a mean of 4.83x and a median of 4.94x).~~

The results of this review were as follows:

Announcement Date	Acquiror	Target	Enterprise Value / NTM Revenue multiples
January 12, 2021	Steris plc	Cantel Medical Corporation	3.65x
December 18, 2020	Koninklijke Philips N.V.	Biotelemetry, Inc.	5.32x
November 4, 2019	Stryker Corporation	Wright Medical Group N.V.	4.94x
August 7, 2017	Fresenius Medical Care AG	NxStage Medical, Inc.	4.71x
December 2, 2016	Teleflex Incorporated	Vascular Solutions, Inc.	5.40x
June 7, 2016	Zimmer Biomet Holdings, Inc.	LDR Holding Corporation	5.19x
February 1, 2016	Stryker Corporation	Sage Products LLC	4.57x
		Mean	4.83x
		Median	4.94x

BofA Securities noted that the enterprise value to estimated NTM Revenue multiple observed for Silk Road based on the merger consideration was (i) 5.62x based on Wall Street research analysts’ estimates and (ii) 5.06x based on the Silk Road Long-Range Plan.

Based on BofA Securities’ review of the enterprise value to NTM Revenue multiples for the selected transactions and on its professional judgment and experience, BofA Securities applied an enterprise value to NTM Revenue multiple reference range of 3.50x to 5.50x to Silk Road’s estimated revenues for the twelve months following June 30, 2024, based on the Silk Road Long-Range Plan to calculate ranges of implied enterprise values for Silk Road. BofA Securities then calculated an implied equity value per share reference range for Silk Road (rounded to the nearest $0.05) by adding ~~from~~ to this range of implied enterprise values an estimate of Silk Road’s net cash of approximately $99 million as of June 30, 2024, as provided by Silk Road management, and dividing the results by a number of fully-diluted shares of Silk Road common stock outstanding ranging from approximately 45.77 million to 46.10 million (calculated on a treasury stock method basis, based on information provided by Silk Road management).

The following bolded and underlined language is added to, and the language stricken is deleted from, page 50 of the Proxy Statement in the section with the heading “Summary of Material Company Financial Analyses—Discounted Cash Flow Analysis”:

BofA Securities performed a discounted cash flow analysis of Silk Road to calculate a range of implied present values per share of Silk Road common stock utilizing estimates of the standalone, unlevered, after-tax free cash flows Silk Road was expected to generate over the period from July 1, 2024 through December 31, 2033, based on the Silk Road Long-Range Plan. BofA Securities calculated a terminal value for Silk Road by applying a selected perpetuity growth rate range of 4.0% to 5.0%, based on BofA Securities’ professional judgment and experience, to the terminal year unlevered free cash flows based on the Silk Road Long-Range Plan. The unlevered free cash flows, the terminal values and the estimated benefits from the Tax Attributes, as of June 30, 2024, as provided by Silk Road management, were discounted to June 30, 2024, utilizing the mid-year discounting convention, and using discount rates ranging from 11.7% to 14.5%, which were based on an estimate of Silk Road’s weighted average cost of capital, derived using the capital asset pricing model, which took into account, among other things, the risk-free rate, the relevant unlevered beta and the historical equity risk premium.

BofA Securities then calculated an implied equity value per share reference range for Silk Road (rounded to the nearest $0.05) by adding to this range of implied enterprise values an estimate of Silk Road’s net cash of approximately $99 million as of June 30, 2024, as provided by Silk Road management, and dividing the results by a number of fully-diluted shares of Silk Road common stock outstanding ranging from approximately 45.64 million to 45.98 million (calculated on a treasury stock method basis, based on information provided by Silk Road management).

The following bolded and underlined language is added to, and the language stricken is deleted from, page 51 of the Proxy Statement in the section with the heading “Other Factors—Wall Street Analysts Price Targets”:

BofA Securities reviewed ~~certain~~ eight publicly available equity research analyst price targets for shares of Silk Road common stock, which indicated a present value of $17.24 to $24.76 when discounted by one year at Silk Road’s estimated mid-point cost of equity of 13.1%, derived using the capital asset pricing model.

Financial Projections

The following bolded and underlined language is added to pages 53 of the Proxy Statement in the section with the heading “Financial Projections”:

As part of Silk Road’s exploration and evaluation of a sale of Silk Road and other strategic alternatives available to Silk Road (including continuing as an independent company), Silk Road management prepared and reviewed with the Silk Road Board the Silk Road Long-Range Plan. The Silk Road Long-Range Plan was provided to, and approved by the Silk Road Board for use and reliance by, BofA Securities for purposes of performing its financial analyses in connection with rendering its opinion to the Silk Road Board, as described in the section of this proxy statement captioned “—Opinion of BofA Securities, Inc.” Prospective financial information for Silk Road’s fiscal years 2024 through 2026 included in the Silk Road Long-Range Plan was provided to, and discussed with, Boston Scientific as part of its due diligence review of Silk Road. Prior versions of operating and financial plans for Silk Road prepared by Silk Road management as part of its operating budget and strategic planning processes were not used by BofA Securities for purposes of performing its financial analyses in connection with rendering its opinion to the Silk Road Board, and were not provided to Boston Scientific. For purposes of this section of the proxy statement, we refer to the Silk Road Long-Range Plan as the “Financial Projections.” For more information on the preparation, review and use of the Financial Projections, see the section of this proxy statement captioned “—Background of the Merger.”

The following bolded and underlined language is added to pages 55 of the Proxy Statement in the section with the heading “Financial Projections”:

The following table summarizes the Silk Road Long-Range Plan. Silk Road management made various estimates and assumptions when preparing the Financial Projections, including: (1) estimated growth in the TCAR total addressable market in the U.S. between 2024 and 2033 based on third party demographic and epidemiology estimates; (2) estimated revenue growth driven by continued adoption of TCAR in the U.S., with additional contributions from expansion into non-U.S. markets and new product launches; (3) expected improving profitability and cash flow generation over time based on manufacturing and sales efficiencies from increased volume of sales of existing and new products, planned operational initiatives and fixed growth of R&D and G&A costs; and (4) a long-term applicable tax rate of 25%. As part of the Financial Projections, Silk Road management also estimated that Silk Road would have pre-2018 accumulated federal net operating losses of approximately $103 million, post-2018 accumulated federal net operating losses of approximately $248 million and research tax credits of approximately $7 million (which we refer to as the “Tax Attributes”).

Interests of Silk Road’s Directors and Executive Officers in the Merger

The following bolded and underlined language is added to, and the language stricken is deleted from, page 55 of the Proxy Statement in the section with the heading “Employment Arrangements Following the Merger”:

No acquisition proposal submitted by Boston Scientific contemplated specific roles or compensation arrangements for any officer or employee of Silk Road. As of August 28, 2024 ~~the date of this proxy statement~~, none of our executive officers has entered into any arrangement or agreement with Boston Scientific or any of its subsidiaries regarding employment or service with Boston Scientific after the completion of the merger, nor have any discussions been held between any of our executive officers and Boston Scientific with respect to any such agreement, arrangement or understanding. However, prior to and following the completion of the merger, Boston Scientific may initiate discussions regarding employment or other retention terms and may enter into definitive agreements regarding employment or retention for certain of our officers or employees to be effective as of the effective time.

Litigation Relating to the Merger

A new section captioned “Litigation Relating to the Merger,” consisting of the following three paragraphs, are added to page 72 of the Proxy Statement:

On August 19, 2024 a purported stockholder of Silk Road filed a complaint in New York state court against Silk Road and members of the Silk Road Board, captioned Williams v. Silk Road Medical, Inc. et al., Index No. 654225/2024 (the “Williams Complaint”).  The Williams Complaint asserts claims against the defendants for (i) negligent misrepresentation and concealment and (ii) negligence, allegedly in violation of New York law, for issuing a proxy statement that contains allegedly false and misleading statements of facts and omissions of material facts. The Williams Complaint seeks, among other relief, to enjoin Silk Road from proceeding with the merger unless and until Silk Road cures certain alleged disclosure deficiencies in this proxy statement and for an award of attorneys’ fees and costs.

On August 20, 2024 a purported stockholder of Silk Road filed a complaint in New York state court against Silk Road and members of the Silk Road Board, captioned Kent v. Silk Road Medical, Inc. et al., Index No. 654244/2024 (the “Kent Complaint”). The Kent Complaint asserts claims against the defendants for (i) negligent misrepresentation and concealment and (ii) negligence, allegedly in violation of New York law, for issuing a proxy statement that contains allegedly false and misleading statements of facts and omissions of material facts. The Kent Complaint seeks, among other relief, to enjoin Silk Road from proceeding with the merger unless and until Silk Road cures certain alleged disclosure deficiencies in this proxy statement and for an award of attorneys’ fees and costs.

Silk Road believes that these lawsuits are without merit, but there can be no assurance that Silk Road will ultimately prevail in these or other lawsuits. Additional lawsuits may be filed before the special meeting or the consummation of the merger.

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Questions and Additional Information

If you have any questions concerning the merger, the special meeting, the Proxy Statement or this amendment, would like additional copies of the Proxy Statement or need help submitting your proxy or voting your shares of our common stock, please contact Silk Road’s proxy solicitor at:

D.F. King & Co., Inc.
48 Wall St, 22nd Floor
New York, NY 10005
Brokers and Banks Call Collect: (212) 256-9073
All Others Call Toll-Free: (888) 541-9895
Email: SILK@dfking.com